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                                                                   Exhibit 10.17

                                          [Data Critical Corporation Letterhead]



November 11, 1999
Mr. Robert A. May
18047 NE 99th Court
Redmond, WA 98052

Dear Bob:

It is my pleasure to offer you the position of Vice President, Operations for Data Critical Corporation ("Data Critical" or "the Company"). You will be reporting directly to the Chief Executive Officer. Your duties will be focused on all aspects of operations, including overseeing engineering, manufacturing and quality assurance and managing our outsourced manufacturing relationships.

Our offer to you includes the following:

 .  A signing bonus of $20,000 in cash, payable between December 20, 1999 and January 10, 2000.
 .  A monthly salary of $10,416.67 (equating to $125,000 per year).
 .  An annual bonus targeted at 20% of your annual compensation based on achievement of agreed-upon objectives.
 . Options to acquire 50,000 shares of Data Critical common stock that will vest quarterly over a four-year period, provided you are an employee of the Company at that time. Your option price will be the closing market price of Data Critical common stock on your start date.

You will be eligible to participate in our employee benefits program. Data Critical currently pays all premiums for its employees and their dependents' medical, dental, vision, prescription drug card coverage and employee assistance program through group plans. In addition, DCC pays for basic life, accidental death and dismemberment and long-term disability insurance for its employees. Pursuant to our current plan, you will be eligible for these group benefits beginning with the first day of the month following your start date. All group insurance benefits are subject to change.

The Company offers a 401(k) plan to all eligible employees. This is an employee-contribution-only plan provided as a retirement vehicle and as means of deferring federal income taxes. You may begin making contributions through payroll deduction as of the first payroll of the calendar month following your date of hire.

We hope you will enjoy a productive and rewarding relationship with us. Nonetheless, employment termination can occur for any number of reasons and you should understand that your employment in the State of Washington is at will, except as noted per the paragraph below.

In the event that the Company terminates you at any point in time without cause for a period of eighteen months after the date of this letter, Data Critical will continue to pay
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your monthly salary ($10,416.67 per month) for a period of six months after termination. For purposes of this letter, "cause" shall mean, the commission of an act of fraud or dishonesty in the course of your employment with Data Critical; conviction of a crime constituting a felony or in respect of any act of fraud, dishonesty or moral turpitude; failure to perform the duties assigned to you material to the business conduct of Data Critical under Circumstances in which you knew or should have reasonably known that such failure would be detrimental to Data Critical, unless you remedy such failure not later than 30 days following delivery to you of a written notice from Data Critical describing such failure in reasonable detail.

This offer remains valid through November 16, 1999 at 12:00 p.m. PDT, and your expected start date is Friday, November 19, 1999. As a condition of employment, we require all employees to sign a confidentiality agreement, a copy of which is enclosed for your review. You may indicate your acceptance of the terms outlined herein by signing and returning this letter to me.

All of us are extremely excited about your joining the team at Data Critical. Please call me at (425) 482-7025 with any questions that you may have.


Sincerely,


/s/  Michael E. Singer
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Michael E. Singer






Accepted:  /s/ Robert A. May
           -----------------
           Robert A. May

Date: November 15, 1999




CC:  Jeffrey S. Brown
    Chief Executive Officer